Pricing Supplement No Euro H011     Dated June 18, 1998      Rule 424(b)(2)
(To Prospectus dated December 1, 1997 and                    File No. 333-38931
Prospectus Supplement dated December 5, 1997)
                                This Pricing Supplement consists of 28 page(s)
SALOMON SMITH BARNEY HOLDINGS INC.
Medium-Term Notes, Series H
(Bearer Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:   ITL 8,900,000,000
Issue Price:     93.50%
Proceeds to Company on original issuance:  ITL 8,321,500,000
Commission or Discount on original issuance:  USD 14,100
Salomon Brothers International Limited's capacity on original issuance:
       |X|  As agent      | |  As principal
    If as principal
       | |  The Bearer Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | |  The Bearer Notes are being offered at a fixed initial public offering price of  % of Principal Amount or Face Amount.
Original Issue Date:    June 19, 1998
Stated Maturity:        June 18, 2004
Specified Currency:     ITL
    (If other than U.S. Dollars)
Authorized Denominations:  150,000,000 ITL
If other than as set forth in the Prospectus Supplement)
Interest Payment Dates:    N.A.

Accrue to Pay:  |X| Yes  | | No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: | | Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                  (See Attached)
Interest Rate (Fixed Rate Notes):   N.A.
Initial Interest Rate (Floating Rate Notes): N.A.
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              |x| Other  (See Attached)
Computation of Interest:  | | 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates: N.A.
Rate Determination Dates:  N.A.
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:  N.A.
Spread (+/-):    N.A.
Spread Multiplier: N.A.
Change in Spread, Spread Multiplier or Fixed Interest Rate prior to
    Stated Maturity:   | | Yes (See Attached)  |X| No
Maximum Interest Rate:  N.A.
Minimum Interest Rate:  N.A.
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates: N.A.
   Redemption Prices:         N.A.
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:      N.A.
        Yield to Maturity:        N.A.
Listed on Luxembourg Stock Exchange:  | | Yes     |X| No
Common Code:  8794065
ISIN:  xs0087940655


                     DESCRIPTION OF THE NOTES

GENERAL

      The description in this Pricing Supplement of the particular terms of the Bearer Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the Bearer Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which descriptions reference is hereby made. The Notes offered hereby are Indexed Principal Notes, as described under "Description of Bearer Notes" in the accompanying Prospectus Supplement, to which description reference is hereby made.

RISK FACTORS

INDEXED NOTES; NO PERIODIC PAYMENTS OF INTEREST.

      THE NOTES DO NOT BEAR PERIODIC PAYMENTS OF INTEREST.

      The Notes are Indexed Principal Notes. The amount in respect of principal with respect to a Note that a Holder will receive at Stated Maturity will be at least the face amount of such Note (as indicated on the cover of this Pricing Supplement). However, any such amount in excess of such face amount that may be payable in respect of principal on such Note will be determined by reference to changes in the value of three international equity indexes during the period between May 29, 1998 and Stated Maturity. As described more fully below under "Indexed Principal," if the arithmetic average of the published closing prices of any of the FTSE Eurotop 100-Index(R), the SMI(R) Swiss Market Index or the FT-SE(R) 100 Share Index (each of which equity indexes is described more fully below) on the 29th of each of the 72 months during the term of the Notes exceeds a reference level determined by the Calculation Agent based upon the closing value of each such index on May 29, 1998, the amount in respect of principal payable with respect to a Note at Stated Maturity will be greater than the face amount of such Note. If this condition is not satisfied for any such index during the term of the Notes, the amount in respect of principal payable with respect to a Note at Stated Maturity will be equal to the face amount of such Note. HOLDERS OF THE NOTES SHOULD BE PREPARED NOT TO RECEIVE MORE THAN THE FACE AMOUNT OF A NOTE IN RESPECT OF PRINCIPAL ON ANY SUCH NOTE.

DEFINITIONS

      "Business Day" means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions are authorized or required by law or regulation to be closed in any of (i) New York, New York (ii) London, England, (iii) Milan, Italy, (iv) Frankfurt, Germany, (v)

Stockholm, Sweden, (vi) Amsterdam, Holland, (vii) Paris, France,
(viii) Zurich, Switzerland, (ix) Madrid, Spain or (x) Brussels,
Belgium

      If any date specified herein for the making of any payment, calculation, determination or other action with respect to the Notes would be a day that is not a Business Day, such action shall be taken on the next succeeding Business Day; provided, however, that if such Business Day is in the next succeeding calendar month, such action shall be taken on the immediately preceding Business Day.

      The Calculation Agent will be Salomon Brothers
International Limited, which is a wholly-owned subsidiary of Salomon Smith Barney Holdings Inc. (the "Company").

INDEXED PRINCIPAL

      The amount payable in respect of principal on a Note at Stated Maturity (the "Indexed Principal Amount") is to be determined by the Calculation Agent in accordance with the formula set out below (the "Index Formula"):

      IPA = FA PLUS [FA TIMES 0.90 TIMES (THE GREATER OF ZERO AND
[1/3 TIMES (E PLUS S PLUS F) MINUS 1])]; WHERE:

           "IPA" means the Indexed Principal Amount payable at Stated Maturity of the Note.

           "FA" means the Face Amount of the Note (as stated on the cover of this Pricing Supplement).

      "E" MEANS  EA/EI; WHERE:

      EA means the arithmetic average, as determined by the Calculation Agent, of the closing price of the Eurotop
100-index(R), as published by FTSE International Limited ("FTSE") on the 29th of each month from and including June 1998 through and including April 2004 and on May 28, 2004.

      EI means 2816.57, which was the closing price of the Eurotop 100-Index(R), as published by FTSE, on May 29, 1998.

      "S" MEANS SA/SI; where

      SA means the arithmetic average, as determined by the Calculation Agent, of the closing price of the SMI(R) Swiss Market Index (the "SMI" Index), as published by the Schweizer B_rse (the Swiss Stock Index Exchange or "SWX"), on the 29th of each month from and including June 1998 through and including April 2004 and on May 28, 2004.

      SI means 7656.10, which was the closing price of the SMI(R)
Index, as published by the SWX, on May 29, 1998.

      "F" MEANS FA/FI; WHERE

      FA means the arithmetic average, as determined by the Calculation Agent, of the closing price of the FT-SE(R) 100 Share Index, as published by FTSE, on the 29th of each month from and including June 1998 through and including April 2004 and on May 28, 2004.

      FI means 5870.7, which was the closing price of the FTSE(R)
100 Share Index, as published by FTSE, on May 29, 1998.

SUCCESSOR INDEXES

      If FTSE discontinues publication of the FTSE Eurotop 100-Index(R) and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the FTSE Eurotop 100-Index(R) (any such successor or substitute index being hereinafter referred to as a "Successor Eurotop Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor Eurotop Index. In the event that the FTSE Eurotop 100-Index(R) or any Successor Eurotop Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the FTSE Eurotop 100-Index(R) as of the Issue Date of the Notes using the closing values of appropriate securities traded on stock exchanges in countries that are European member states of the Organization for Economic Cooperation and Development ("OECD"), as chosen in its sole discretion.

      If the SWX discontinues publication of the SMI(R) Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the SMI(R) Index (any such successor or substitute index being hereinafter referred to as a "Successor SMI Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor SMI Index. In the event that the SMI(R) Index or any Successor SMI Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the SMI(R) Index as of the Issue Date of the Notes using the closing values of appropriate securities traded on the SWX, as chosen in its sole discretion.

      If FTSE discontinues publication of the FT-SE(R) 100 Share Index and publishes a successor or substitute index that the Company determines, in its sole discretion, to be comparable to the FT-SE(R) 100 Share Index (any such successor or substitute index being hereinafter referred to as a "Successor FTSE Index"), then the Indexed Principal Amount shall be determined by the Calculation Agent, on behalf of the Company, based on such Successor FTSE Index. In the event that the FT-SE(R) 100 Share Index or any Successor FTSE Index ceases publication, the Calculation Agent, acting on behalf of the Company and in its sole discretion, shall calculate the Indexed Principal Amount based on the formula and method used in calculating the FT-SE(R) 100 Share Index as of the Issue Date of the Notes using the closing values of appropriate securities traded on the London Stock Exchange (the "LSE") and SETS (Stock Exchange Electronic Trading Service), as chosen in its sole discretion.

      None of the Calculation Agent, the Company, or any Agent will have any responsibility for errors or omissions in making such calculations or determinations. The Calculation Agent shall not be an agent of the Holders of Notes, and its calculations and determinations hereunder shall (except in the case of manifest error) be final and binding on the Company and such Holders. The Company shall not bear any liability for any mistake, misstatement or misquotation of (i) the FTSE Eurotop 100-Index(R) or any Successor Eurotop Index by the AEX or any publisher thereof, (ii) the SMI(R) Index or any Successor SMI Index by the SWX or any other publisher thereof or (iii) the FT-SE(R) 100 Share Index or any Successor FTSE Index by FTSE or any other publisher thereof.

PAYMENT DATE

      The Stated Maturity of the Notes is June 18, 2004.

EVENTS OF DEFAULT AND ACCELERATION

      In case an Event of Default (as described in the accompanying Prospectus) with respect to the Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes will be equal to the Indexed Principal Amount in respect of such Note, calculated in the manner set forth above as though the date of early repayment was the Stated Maturity of the Notes. If a case under the United States bankruptcy code is commenced in respect of the Company, the claim of a Holder of a Note may be limited, under Title 11 of the United States Code, to the face amount of such Note.

      In case of default in payment at the maturity date of the Notes (whether at Stated Maturity or upon acceleration), from and after the maturity date, the Notes shall bear interest, payable upon demand of the Trustee, at the rate of 6.00% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount is made or duly provided for.


              DESCRIPTION OF FTSE EUROTOP 100-INDEX(R)

      Unless otherwise stated, all information herein relating to the FTSE Eurotop 100-Index(R) has been derived from information made available by FTSE and other publicly available sources. Such information reflects the policies of FTSE as of June 1, 1998 as stated in such sources; such policies are subject to change at the discretion of FTSE.

      The FTSE Eurotop 100-Index(R) is a stock index published, operated and distributed by the LSE and regulated and supervised by the European Indices Committee of FTSE that is intended to measure the composite price performance of the underlying stocks, which have been selected in an attempt to represent the 100 most liquid stocks of European issuers trading on the principal European stock exchanges and to otherwise reflect general market trends on such exchanges. FTSE took over the publication, operation and distribution of the FTSE Eurotop 100-Index(R) from the Amsterdam Exchanges N.V. (the "AEX") in May 1998.

      There are two components to the process of selecting the stocks that comprise the FTSE Eurotop-100 Index(R). The first component consists of the selection of the countries that are to be represented in the FTSE Eurotop-100 Index(R). Any such country must first be one of the European member states of the OECD. Selection of countries for inclusion is then based on the aggregate exchange capitalization in ECU of stocks of domestic issuers listed on stock exchanges in the relevant country at the end of the previous calendar year. For purposes of this calculation, aggregate exchange capitalization is generally defined as the aggregate market capitalization of all stocks of domestic issuers traded on the leading stock exchange in such country (although for the Federal Republic of Germany, aggregate exchange capitalization is calculated for the country as a whole). The principal stock exchange of the European country with the largest exchange capitalization is the first exchange to be included in the FTSE Eurotop 100-Index(R), and exchanges from other qualifying countries will then be considered in decreasing order of aggregate exchange capitalization. The principal stock exchange of any such country will be added to the FTSE Eurotop 100-Index(R) if the aggregate exchange capitalization of the relevant country amounts to more than 2.5% of the aggregate exchange capitalization of all selected countries. Each of the countries with an exchange included in the FTSE Eurotop 100-Index(R) is assigned a base weighting derived from its aggregate exchange capitalization at the end of past calendar year; the number of stocks from such country that are included in the FTSE Eurotop 100-Index(R) is determined by and equal to that country's base weighting, in percentage points.

      As of June 1, 1998, the underlying stocks that comprise the FTSE Eurotop 100-Index(R) are traded on the following European exchanges: the London Stock Exchange ("LSE"), the Frankfurter Wertpapierborse (the Frankfurt Stock Exchange or "FWB"), the Bourse de Paris (the "Paris Stock Exchange"), the Schweizer Borse (the Swiss Stock Exchange or "SWX"), the AEX Effectenbeurs (the AEX-Stock Exchange or "ASE"), the Borsa Italiana (the Italian Stock Exchange or "ISE"), the Sociedad Rectora de la Bolsa de Valores de Madrid (the Madrid Stock Exchange or "MSE"), the Stockholm Fondbors AB (the Stockholm Stock Exchange or "SSE") and the Bourse de Bruxelles/Beurs van Brussel (the Brussels Stock Exchange or "BSE").

      The second component of the FTSE Eurotop 100-Index(R) selection process consists of the selection of the individual constituent stocks, which are chosen on the basis of the cumulative trading volume in each stock on the principal exchanges in their respective countries over the past three years, with the stocks having the highest such cumulative trading volume in each country generally being selected to fill the number of places in the index assigned to such country. If a particular issuer has stock listed on more than one exchange, only the listing with the highest trading volume is taken into consideration. Certain stocks (including those regarded as investment funds or stocks that may only be owned by residents of the relevant country) are excluded from selection. The stocks which are included in the index are assigned a base weighting derived from their market capitalization on the date of periodic adjustment, which is expressed by the number of shares included in the FTSE Eurotop 100-Index(R). Where possible, each constituent stock is represented by an integral number of shares. The FTSE Eurotop 100- Index(R) was first published on December 29, 1989 and is widely reported by newspapers (including the Financial Times) and other media. See Appendix A hereto for a list of the stocks comprising the FTSE Eurotop 100-Index(R) as of June 1, 1998.

      The value of the FTSE Eurotop 100-Index(R) is calculated on the basis of share prices and foreign exchange rates. The share prices are transaction prices established during normal, regulated trading exclusively on the principal stock exchange in each of the countries included in the FTSE Eurotop 100-Index(R). The share prices used are those most recently published on the business day in question, converted into ECU on the basis of cross rates of the relevant offer prices most recently published by two leading data vendors. At any particular time, the FTSE Eurotop 100-Index(R) is calculated by multiplying the sum of the most recently published prices of each of the underlying stocks, converted into ECU, by their relevant weight, and divided by 100. Calculation of the official values of the FTSE Eurotop 100-Index(R) will start at such time as all of the relevant exchanges will customarily have started normal, regulated trading and the compiler of the index (the management of FTSE) has received the necessary prices. If for any reason the price of a stock or a necessary exchange rate is not known at this time, the index will be calculated on the basis of the last price for that stock or the last foreign exchange rate which was available. If at the time of the calculation of the official opening value less than 75 of the underlying stocks are open for normal regulated trading on the relevant home exchanges, index values published until the time of the calculation of the official closing value for that day are "partial index values." The calculation of official values of the FTSE Eurotop 100-Index(R) will end at such time as the last relevant stock exchange will have customarily ceased normal regulated trading.

      The FTSE Eurotop 100-Index(R) is currently updated every fifteen seconds between 8.30 A.M. and 4.30 P.M., London time. Due to the time zone difference between New York City and London on any normal trading day, trading in the underlying stocks of the FTSE Eurotop 100- Index(R) on the relevant European stock exchanges will cease prior to the end of the trading day in New York City. The Official Index Closing Price of the FTSE Eurotop 100-Index(R) is generally issued at 4:30 P.M., London time and will therefore generally be available in the United States shortly after 11.30 A.M., New York City time. The time zone difference between New York City and London may vary at certain times of the year due to different beginning and ending dates of Daylight Savings Time in New York City and the comparable British Summer Time in London.

      The FTSE Eurotop 100-Index(R) is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FTSE Eurotop 100-Index(R) than a 5 percent price change in the 100th ranked underlying stock.

      Once each year, immediately following the third Friday in April, the compiler of the FTSE Eurotop 100-Index(R) undertakes a review of the underlying stocks and determines whether it is necessary to add or delete securities from the FTSE Eurotop 100-Index(R). The review of the constituent countries and stocks is conducted on the basis of the selection criteria described above. In addition, if there is a non-FTSE Eurotop 100-Index(R) constituent stock with an effective trading volume that is at least 10% higher than the effective trading volume of a constituent stock, then that non-index stock will be selected to replace the constituent stock that has the lowest effective volume in that country. At such time, the weights of the constituent stocks in the index may also be revised to take account of takeovers, mergers, split ups, spin offs, stock dividends, bonus payments or rights issues. However, no adjustment takes place if the effect of any such action is less than 0.01 index points (1
ECU). No operational adjustments are made for changes in market capitalization as a result of a normal issue of new shares by issuers of the underlying stocks.

      FTSE is under no obligation to continue the calculation and dissemination of the FTSE Eurotop 100-Index(R). The Notes are not in any way sponsored, endorsed, sold or promoted by AEX, FTSE, London Stock Exchange Limited ("LSEL") or the Financial Times Ltd. ("FTL", and, collectively with AEX, FTSE and LSEL, the "Owners") and none of the Owners are otherwise involved in the issue and offering of the Notes. The Owners make no warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Eurotop 100-Index(R) and/or the figure at which the FTSE Eurotop 100-Index(R) stands on any particular day or otherwise. The FTSE Eurotop 100-Index(R) is compiled by or on behalf of FTSE and the AEX. However, none of the Owners have any obligation or liability in connection with the administration, marketing or trading of the Notes. The Owners shall not be liable (whether in negligence or otherwise) to any person for any error in the FTSE Eurotop 100- Index(R) and shall not be under any obligation to advise any person of any error therein.

      "FTSE" and "Footsie" are registered trade marks of LSEL and FTL and are used by FTSE under license. "Eurotop" is a registered trademark of the AEX or its subsidiaries and is used by FTSE under license. FTSE and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned by the Owners in connection with the issuance of the Notes. The use of and reference to the FTSE Eurotop 100-Index(R) in connection with the Notes have been consented to by the Owners.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the FTSE Eurotop 100-Index(R) or any Successor Eurotop Index. The Owners disclaim all responsibility for any errors or omissions in the calculation and dissemination of the FTSE Eurotop 100-Index(R) or the manner in which such index is applied in determining any Indexed Principal Amount or any other amount payable with respect to the Notes.

Historical Data on the FTSE Eurotop 100-Index(R)

      The following table sets forth the highest and lowest daily closing price of the FTSE Eurotop 100-Index(R), as published by FTSE or its predecessors, for each quarter during the period from 1993 through June 16, 1998, as well as the closing price of the FTSE Eurotop 100-Index(R) as of the end of each such quarter or partial quarter. The historical values of the FTSE Eurotop 100-Index(R) should not be taken as an indication of future performance.

                                  Daily Closing Prices
                              -------------------------------
                              Highest     Lowest       Period
                               Level       Level        End
                              -------     ------       ------
1993
     1st Quarter               952.32      862.69     947.38
     2nd Quarter              1012.86      934.84    1012.86
     3rd Quarter              1133.15     1001.66    1104.34
     4th Quarter              1239.00     1106.53    1239.00
1994
     1st Quarter              1392.63     1202.49    1212.65
     2nd Quarter              1275.91     1143.06    1154.33
     3rd Quarter              1242.55     1149.08    1164.33
    4th Quarter               1200.78     1136.48    1178.46
1995
    1st Quarter               1189.18     1117.30    1147.10
    2nd Quarter               1244.92     1152.00    1214.06
    3rd Quarter               1316.68     1220.02    1282.90
    4th Quarter               1344.19     1239.68    1342.85
1996
    1st Quarter               1417.35     1333.01    1414.32
    2nd Quarter               1458.08     1414.70    1438.49
    3rd Quarter               1471.55     1364.41    1471.55
    4th Quarter               1614.77     1474.86    1614.77
1997
    1st Quarter               1894.47     1583.79    1858.99
    2nd Quarter               2130.39     1774.05    2108.06
    3rd Quarter               2355.95     2132.47    2309.12
    4th Quarter               2351.23     2044.47    2299.75
1998
     1st Quarter              2808.10     2236.40    2805.73
     2nd Quarter (through
      June 16, 1998)          2928.26     2666.61    2766.12



      The closing price of the FTSE Eurotop 100-Index(R) on June
16, 1998 was 2766.12.

      Since its inception, the FTSE Eurotop 100-Index(R) has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the FTSE Eurotop 100-Index(R) during any period set forth above is not any indication that the FTSE Eurotop 100- Index(R) is more or less likely to increase or decline at any time during the term of the Notes.

                 DESCRIPTION OF THE SMI(R) INDEX

      Unless otherwise stated, all information on the SMI(R) Index contained herein is derived from sources published by the SWX or from other publicly available sources. Such information reflects the policies of the SWX as of June 1, 1998 as stated in such sources; such policies are subject to change in the discretion of the SWX.

      The SMI(R) Index comprises 20 to 24 liquid securities of highly capitalized companies, which are permanently traded on the SWX and may be held by non-Swiss nationals. Appendix B hereto contains a list of the securities comprising the SMI(R) Index as of June 1, 1998.

      It is occasionally necessary to make changes in the structure of the SMI(R) Index. The turnover of the security in question is the dominant criterion for the decision to implement a change. Under certain circumstances, the sector mix of the SMI(R) Index and the market capitalization of the security concerned may also play a role. In principle, the index commission is reluctant to change the structure of the SMI(R) Index and only proposes adjustments if long-term shifts on the market are clearly evident and if the changes will make the SMI(R) Index more meaningful. As a rule, changes are only implemented on July 1, after advance notice of at least six months has been given.

      The number of shares in actual circulation is used as the relevant number of shares in determining the SMI(R) Index amount. The number of reserved shares may alter daily because options and conversion rights are exercised. In order to keep costs for operation of the SMI Index within limits, the number of shares for the SMI(R) Index calculation is ascertained twice a year, on June 15 and December 15, directly from the companies involved, and included in the SMI(R) Index calculation at the start of the following six months. The capital factor is adjusted in line with the principles for handling capital transactions. In cases where capital transactions will lead to an adjustment of the investor's portfolio, the adjustment of the number of securities is undertaken on the day in question.

      The SMI(R) Index is calculated on a real-time basis from the opening to the close of stock exchange trading, so that the SMI(R) Index is updated with every new price.

      The SMI(R) Index was fixed at 1,500 points on June 30,
1988. Real-time calculation began on October 3, 1988. A historic series of indexes with daily closing prices and high and low monthly prices has existed since December 30, 1987.

      The SWX is under no obligation to continue the calculation and dissemination of the SMI(R) Index. The Notes are not in any way sponsored, endorsed, sold or promoted by the SWX and the SWX makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI(R) Index and/or the figure at which the SMI(R) Index stands on any particular day or otherwise. The SMI(R) Index is compiled and calculated solely by the SWX. However, the SWX shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI(R) Index and shall not be under any obligation to advise any person, including a purchaser or vendor of any of the Notes, of any error therein. The SWX has no obligation to take the needs of the Company or the Holders of the Notes into consideration in determining, composing or calculating the SMI(R) Index. The SWX is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Principal Amount or any other amount payable with respect to the Notes is set. The SWX has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      SMI(R) is a registered trademark of the SWX. The SWX and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by the SWX in connection with the issuance of the Notes. The use of and reference to the SMI(R) Index in connection with the Notes have been consented to by the SWX as the owner and publisher of the SMI(R) Index.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the SMI(R) Index or any Successor SMI Index. The SWX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SMI(R) Index or the manner in which such index is applied in determining the Indexed Principal Amount or any other amount payable in respect of the Notes.

Historical Data on the SMI(R) Index

      The following table sets forth the highest and lowest daily closing price of the SMI(R) Index, as published by the SWX, for each quarter during the period from 1993 through June 16, 1998, as well as the closing price of the SMI(R) Index as of the end of each such quarter or partial quarter. The historical values of the SMI(R) Index should not be taken as an indication of future performance.

                                 Daily Closing Prices
                            -------------------------------
                            Highest     Lowest       Period
                             Level       Level         End
                            -------     ------       ------
1993:
  1st Quarter               2190.3      2049.5       2190.3
  2nd Quarter               2376.7      2122.9       2376.7
  3rd Quarter               2502.4      2315.1       2473.1
  4th Quarter               2972.6      2473.1       2957.6
1994:
  1st Quarter               3178.4      2768.5       2794.8
  2nd Quarter               2887.8      2544.2       2608.8
  3rd Quarter               2674.5      2474.5       2534.4
  4th Quarter               2673.5      2458.6       2628.8
1995:
  1st Quarter               2642.4      2450.3       2508.9
  2nd Quarter               2845.6      2508.9       2825.3
  3rd Quarter               3045.5      2781.3       3014.8
  4th Quarter               3317.1      3014.8       3297.7
1996:
  1st Quarter               3677.0      3191.4       3646.5
  2nd Quarter               3732.9      3521.6       3732.9
  3rd Quarter               3810.0      3482.6       3736.4
  4th Quarter               3948.3      3723.1       3942.2
1997:
  1st Quarter               4684.4      3922.9       4659.2
  2nd Quarter               5700.3      4463.9       5620.6
  3rd Quarter               6012.6      5216.7       5673.6
  4th Quarter               6103.2      5279.7       6265.50
1998:
  1st Quarter               7585.5      6062.1       7585.5
  2nd Quarter
   (through June 16)        7827.7      7053.5       7388.7


      The closing level of the SMI(R) Index on June 16, 1998 was 7388.7.

      Since its inception, the SMI(R) Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the SMI(R) Index during any period set forth above is not any indication that the SMI(R) Index is more or less likely to increase or decline at any time during the term of the Notes.

             DESCRIPTION OF FT-SE(R) 100 SHARE INDEX

      Unless otherwise stated, all information herein relating to the FT-SE(R) 100 Share Index has been derived from publications of FTSE, the London Stock Exchange Limited (the "Exchange") and other publicly available sources. Such information reflects the policies of FTSE and the Exchange as of June 1, 1998 as stated in such sources; such policies are subject to change at the discretion of FTSE or the Exchange.

      The FT-SE(R) 100 Share Index is a stock index regulated and supervised by the Exchange and published, operated and distributed by FTSE that is intended to measure the composite price performance of the underlying stocks, which generally consist of the stocks of the largest 100 United Kingdom companies (determined on the basis of market capitalization) traded on the Exchange. See Appendix C hereto for a list of the stocks comprising the FT-SE(R) 100 Share Index as of June 1, 1998. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price. The FT-SE(R) 100 Share Index was first published on March 3, 1984 (with a base date of December 30, 1983) and is widely reported by newspapers (including The Wall Street Journal and the Financial Times) and other media. The underlying stocks represent a broad cross-section of United Kingdom industry and are among the most actively traded stocks on the Exchange.

      The value of the FT-SE(R) 100 Share Index is calculated at any particular time by multiplying the change in the market capitalization of the underlying stocks during a prescribed time period by a base value. The FT-SE(R) 100 Share Index currently is updated every minute between 8:30 A.M. and 4:30 P.M., London time.

      The FT-SE(R) 100 Share Index is a capital-weighted index (i.e., an underlying stock's weight in the index is based on the total market capitalization of the issuer, rather than on its price per share). Accordingly, a 5 percent price change in the first ranked underlying stock has a greater effect on the FT-SE(R) 100 Share Index than a 5 percent price change in the 100th ranked underlying stock. The base value of the index is recalculated to compensate for replacements of the underlying stocks or changes in the outstanding share capital of their issuers that result, for example, from rights issues or new stock issuances.

      Each calendar quarter, the FTSE Actuaries UK Indices Committee undertakes a review of the underlying stocks and determines whether it is necessary to add or delete securities from the FT-SE(R) 100 Share Index based on the current market capitalization of their issuers. To maintain continuity, however, an underlying stock will only be deleted if (i) the market capitalization of the issuer of such stock has fallen to 111th place or below, or (ii) the market capitalization of the issuer of such stock has fallen to below 101st place, but above 111th place, in which case such stock shall be deleted only if it is necessary to create a place in the index for the stock of an issuer that is not included in the index at such time but whose market capitalization has risen to 90th place or better. A new underlying stock will be added if (i) the market capitalization of the issuer of such stock has risen to 90th place or better or
(ii) it is necessary to replace the stock of an issuer whose market capitalization has fallen to 111th place or below, in which case stocks of issuers not included in the index at such time will be added as necessary in the order of their market capitalization, up to the issuer then in 91st place. The six highest placed stocks not included in the index comprise a replacement list to be used in the event that one or more underlying stocks may be deleted from the index during the period between quarterly reviews. Such a deletion will result upon the delisting of an underlying stock, and may result upon a merger or takeover of its issuer or a suspension of trading in such stock. A new issue may be added to the index if, in the view of the FTSE Actuaries UK Indices Committee, such new issue is so large that the effectiveness of the index as a market indicator would be significantly and adversely affected by its omission. In such a case, the underlying stock of the issuer with the lowest market capitalization would generally be removed, though the timing of the inclusion of any such new issue and the decision as to which underlying stock it shall replace are at the discretion of the FTSE Actuaries UK Indices Committee.

      The performance of the FT-SE(R) 100 Share Index varies somewhat from other stock indices, such as the Financial Times All-Share Index published by The Financial Times Limited (the "FTL"), that measure the performance of a greater number of stocks listed on the LSE. Such performance differences reflect a number of complex factors including, among other things, the relatively greater volatility of the stocks of smaller companies that are not included among the underlying stocks and the greater sensitivity of the FT-SE(R) 100 Share Index to the performance of industries, such as the petroleum industry, that tend to be represented by larger companies.

      FTSE is under no obligation to continue the calculation and dissemination of the FT-SE(R) 100 Share Index. The Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the Exchange or by the Financial Times Ltd. (the "FTL") and neither FTSE nor the Exchange nor the FTL makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FT-SE(R) 100 Share Index and/or the figure at which the FT-SE(R) 100 Share Index stands on any particular day or otherwise. The FT-SE(R) 100 Share Index is compiled and calculated solely by FTSE. However, neither FTSE nor the Exchange nor the FTL shall be liable (whether in negligence or otherwise) to any person for any error in the FT-SE(R) 100 Share Index and neither FTSE nor the Exchange nor the FTL shall be under any obligation to advise any person, including a purchaser or vendor of any of the Notes, of any error therein. FTSE has no obligation to take the needs of the Company or Holders of the Notes into consideration in determining, composing or calculating the FT-SE(R) 100 Share Index. FTSE is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Notes to be issued or in the determination or calculation of the equation by which the Indexed Principal Amount or any other amount payable with respect to the Notes is set. FTSE has no obligation or liability in connection with the administration, marketing or trading of the Notes.

      "FTSE(R)" is a registered trademark of the London Stock Exchange Limited and the Financial Times Limited and is used by FTSE International Limited under license. FTSE International Limited and the Company have entered into a license agreement providing for a license, in exchange for a fee, of certain trade and service marks with respect to indices owned and published by FTSE in connection with the issuance of the Notes. The use of and reference to the FT-SE(R) 100 Share Index in connection with the Notes have been consented to by FTSE, the publisher of the FT-SE(R) 100 Share Index.

      None of the Company, the Calculation Agent, the Trustee under the Senior Debt Indenture or any Agent accepts any responsibility for the calculation, maintenance or publication of the FT-SE(R) 100 Share Index or any Successor FTSE Index. FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FT-SE(R) 100 Share Index or the manner in which such index is applied in determining any Indexed Principal Amount or any other amount payable with respect to the Notes.

Historical Data on the FT-SE(R) 100 Share Index

      The following table sets forth the highest and lowest daily closing price of the FT-SE(R) 100 Share Index, as published by FTSE, for each quarter during the period from 1993 through June 16, 1998, as well as the closing price of the FT-SE(R) 100 Share Index as of the end of each such quarter or partial quarter. The historical values of the FT-SE(R) 100 Share Index should not be taken as an indication of future performance.

                                Daily Closing Prices
                           -------------------------------
                           Highest     Lowest       Period
                            Level       Level         End
                           -------     ------       ------
1993:
  1st Quarter              2957.32     2737.60      2878.67
  2nd Quarter              2907.60     2786.33      2899.95
  3rd Quarter              3100.62     2814.12      3037.47
  4th Quarter              3461.96     3037.47      3418.42
1994:
  1st Quarter              3520.27     3086.40      3086.40
  2nd Quarter              3168.30     2876.60      2919.20
  3rd Quarter              3265.10     2919.20      3026.30
  4th Quarter              3146.50     2943.40      3065.54
1995:
  1st Quarter              3176.20     2954.18      3137.90
  2nd Quarter              3403.80     3137.90      3314.60
  3rd Quarter              3570.78     3314.60      3508.25
  4th Quarter              3689.30     3460.10      3689.30
1996:
  1st Quarter              3781.30     3639.52      3699.70
  2nd Quarter              3587.10     3678.80      3711.00
  3rd Quarter              3977.20     3632.30      3953.70
  4th Quarter              4118.50     3900.40      4118.50
1997:
  1st Quarter              4444.30     4056.60      4312.90
  2nd Quarter              4783.10     4214.60      4604.60
  3rd Quarter              5244.20     4604.60      5244.20
  4th Quarter              5330.80     4056.60      5135.50
1998:
  1st Quarter              5997.90     5068.80      5932.20
  2nd Quarter
   (through June 16)       6105.80     5715.70      5729.70


      The closing price of the FT-SE(R) 100 Share Index on June
16, 1998 was 5729.70.

      Since its inception, the FT-SE(R) 100 Share Index has experienced significant daily price fluctuations. Any historical upward or downward trend in the closing level of the FT-SE(R) 100 Share Index during any period set forth above is not any indication that the FT-SE(R) 100 Share Index is more or less likely to increase or decline at any time during the term of the Notes.

  DESCRIPTION OF RELEVANT NON-UNITED STATES SECURITIES EXCHANGES

The London Stock Exchange

      The LSE is the largest established securities market in the United Kingdom and one of the world's largest securities exchanges in terms of market capitalization. Trading on the LSE takes place in quantity of shares, rather than in round lots. The rules of the LSE currently place no limits on daily permissible price movements in the trading of listed securities. SEAQ is the LSE's electronic price information system, which acts as an interface between market-makers and their customers. Throughout the trading day, approximately 30 registered market-makers are obliged to display to the market their bid and offer prices and the maximum bargain size to which these prices relate. All equity prices displayed on SEAQ are firm. Trading hours on the LSE and SEAQ currently begin at 8:30 A.M. and end at 4:30 P.M., London time.

      Prior to settlement, the LSE requires each member firm to report details of its transactions to the stock-exchange checking service to ensure that both parties agree on all aspects of their transactions. Once through this checking service, transactions are passed to the LSE's computer-based system for settlement.

      On October 20, 1997, the LSE changed the way in which the stocks of its largest domestic issuers are traded through the introduction of SETS (Stock Exchange Electronic Trading Service). SETS was designed to replace the SEAQ structure as the means for trading in the stocks of issuers that comprise the FT-SE(R) 100 Share Index. At the heart of the changes was the introduction of an electronic order book, which now enables buyers and sellers to post their bid and sell prices and to have their trades "matched" automatically on the screen. The system is designed to allow investors to place buy and sell orders on to the order book through a member firm of the LSE. Those orders are displayed on-screen through a central electronic system and the trade completed (or "executed") automatically when the order matches with a corresponding buy or sell order. An LSE working party is currently considering the most appropriate structure for trading non-FTSE 100 shares. It is possible that SETS will be extended to the next-largest 250 companies in the near future.

      Due to the time zone difference between New York City and London, on any normal trading day, trading on the underlying stocks of the FT-SE(R) 100 Share Index on the LSE and SETS will cease prior to the end of the trading day in New York City. The Official Index Closing Prices of the FTSE Eurotop 100-Index and the FT-SE(R) 100 Share Index are generally issued at 4:30 P.M., London time and will therefore generally be available in the United States shortly after 11:30 A.M., New York City time. The time zone difference between New York City and London may vary at certain times of the year due to different beginning and ending dates of Daylight Savings Time in New York City and the comparable British Summer Time in London.

The Swiss Stock Exchange

      The SWX features an electronic platform which ensures both fully automated trading and integrated settlement of all stock market transactions. Electronic trading begins with the investor:
Member banks' investment advisors register incoming orders from their customers in their trading system. These data are forwarded to the trader and checked, or fed directly into the trading system by the trader. From here they go to the central exchange system of SWX, which acknowledges receipt of the order, assigns a time stamp to it and verifies its formal correctness.

      Depending on the type of transaction, the data are also transmitted to third-party data vendors. In the fully automated exchange system in use at SWX, buy and sell orders are matched according to clearly defined rules (so-called matching rules). Regardless of their size or origin, trading orders are executed according to price (first priority) and the time received (second priority); this is known as price/time priority. Each trade triggers an automatic settlement through the Swiss Securities Clearing Corporation (SEGA) and the Swiss National Bank (SNB).

      Trading at the SWX is divided into three periods: pre-opening, opening and current trading. During current trading, transactions in some securities may be briefly interrupted under certain circumstances. Pre-opening starts at 4:30 p.m. (5:00 p.m. for Swiss government bonds) on the previous business day and lasts until 10:00 p.m. (all times are Zurich times). It resumes at 6:00 p.m. on the current business day. Orders (bids and offers) may be entered or deleted in the electronic orderbook during pre-opening times, but no actual trades are made. A theoretical opening price is continuously calculated and displayed for the guidance of traders.

      The opening determines the opening price and executes the orders according to the matching rules. This procedure takes place at 8:30 a.m. for Swiss government bonds, 9:30 a.m. for all other bonds, 10:00 a.m. for stocks and 10:15 a.m. for derivatives. For establishing the opening price at the start of trading (or upon resumption of trading after an interruption), the highest-execution principle is used; in other words, the price is fixed in such a manner as to achieve the largest possible turnover.

      After the opening, permanent trading begins. New orders are continuously matched with existing ones. The matching rules are also applicable here. All orders are stored in the orderbook until a counterpart is found.

      Trading in all exchange products stops at 4:30 p.m. (5:00 p.m. for all Swiss government bonds), which marks the start of pre-opening for the following business day. Orders can be placed up to 10:00 p.m. and again from 6:00 a.m. onwards.

      At the SWX, permanent trading with voluntary market making takes place in all securities during official trading hours. All orders below the exchange obligation limit must be executed during trading hours through the trading system, while large orders with a market value of at least CHF 200,000 (for stocks) and CHF 100,000 (options and bonds) may be traded off the exchange. However, all trades made outside the exchange system must be reported within 30 minutes.

                   DESCRIPTION OF ITALIAN LIRA

      The lira is the national currency of Italy. Italian bank notes are issued by The Bank of Italy, which is Italy's central bank and the sole bank of issue. On June 17, 1998, the noon buying rate for cable transfers in New York City payable in lira, as reported by the Federal Reserve Bank of New York, was Lit. 1761.00 = $1.00.

      The exchange rate between the lira and the U.S. dollar is, at any moment, a result of the supply of and the demand for the two currencies, and changes in such exchange rate result over time from the interaction of many factors directly or indirectly affecting economic conditions in Italy and in the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments (both on capital and current account) and the extent of governmental surpluses or deficits in Italy and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Italy, the United States and other countries prominent in international trade and finance. In recent years, rates of exchange between the U.S. dollar and the Italian lira have been highly volatile.


                             TAXATION

      The following disclosure supplements, and to the extent inconsistent therewith, replaces, the disclosure in the Prospectus Supplement under "Certain United States Federal Income
Tax Considerations":

      Under U.S. Treasury regulations relating to debt instruments that provide for contingent payments, gain realized on a sale or other disposition of the Notes, and the excess of the redemption price of the Notes over their issue price, will be classified as interest income (rather than as gain) for U.S. tax purposes. Such interest income will be exempt from withholding of U.S. Federal income tax to the extent described in the Prospectus Supplement under "Certain United States Federal Income Tax Considerations."

                                                       APPENDIX A

         LIST OF FTSE EUROTOP 100-INDEX(R) UNDERLYING STOCKS

The following is a list of the 100 companies whose stocks comprised the FTSE Eurotop 100- Index(R) as of June 1, 1998.

UNITED KINGDOM
 1. Abbey National
 2. B.A.T. Industries
 3. BG
 4. BTR
 5. Barclays Bank
 6. Bass
 7. British Aerospace
 8. British Airways
 9. British Petroleum Co.
10. British Sky Broadcasting Gr.
11. British Steel
12. British Telecom
13. Cable & Wireless
14. Diageo PLC
15. General Electric Co
16. Glaxo Wellcome
17. Granada Group
18. HSBC Holdings
19. Imperial Chemical Ind.
20. Lloyds TSB PLC
21. Marks & Spencer
22. Nat Westminister Bank
23. National Power
24. Prudential Corporation PLC
25. Reed International
26. Reuters Group
27. Rio Tinto PLC
28. Royal & Sun Alliance
29. Sainsbury(J) PLC
30. Shell Transport & Trading
31. SmithKline Beecham
32. Standard Chartered
33. Tesco
34. Unilever PLC
35. Vodafone Group
36. Zeneca

Germany
 1. Allianz
 2. BASF
 3. BMW St

 4. Bayer
 5. Commerzbank
 6. Daimler-Benz
 7. Deutsche Bank
 8. Hoechst
 9. Mannesmann
10. RWE St
11. SAP Vz
12. Siemens
13. Thyssen
14. VEBA
15. Volkswagen St

France
 1. AXA-UAP
 2. Alcatel Alsthom CGE
 3. Carrefour
 4. Elf-Aquitaine
 5. Generale des Eaux
 6. Danone
 7. Lvmh
 8. Rhone Poulenc - A -
 9. Saint Gobain
10. Societe Generale
11. Total B
12. l'Oreal

Switzerland
 1. ABB (I)
 2. Alusuisse (N)
 3. CS Holding (N)
 4. Nestle (N)
 5. Novartis (N)
 6. Roche (GS)
 7. SBV (N)
 8. Swiss Reinsurance (N)
 9. UBS (I)
10. Zurich Versicherungen (N)

The Netherlands
 1. ABN AMRO Bank
 2. Ahold
 3. Akzo Nobel
 4. Elsevier
 5. ING Group (CRT)
 6. KPN
 7. Royal Philips Electronics
 8. Royal Dutch Petroleum
 9. Unilever (CRT)

Italy
 1. Assicurazioni Generali
 2. ENI
 3. FIAT
 4. Montedison
 5. Telecom Italia
 6. Telecom Italia Mobile

Spain
 1. ENDESA
 2. Iberdrola
 3. Repsol
 4. Telefonica

Sweden
 1. Astra (Afr)
 2. Ericsson (Bfr)
 3. Investor Bfr
 4. S-E Banken (Afr)
 5. Volvo (Bfr)

Belgium
 1. Electrabel
 2. Generale Bank
 3. Petrofina

                                                       APPENDIX B

               LIST OF SMI(R) INDEX UNDERLYING STOCKS

           The following is a list of the 21 stocks that comprised the SMI Index as of June 1, 1998.

 1.  ABB AG I

 2.  ALUSUISSE N

 3.  BALOISE N

 4.  CIBA SC N

 5.  CLARIANT N

 6.  CS GROUP N

 7.  EMS-CHEMIE B

 8.  HOLDERBK I

 9.  NESTLE N

10.  NOVARTIS I

11.  NOVARTIS N

12.  ROCHE GS

13.  RUECKV N

14.  SBV N

15.  SGS SURVEILLANCE I

16.  SMH I

17.  SMH N N10

18.  SULZER N

19.  UBS I

20.  UBS N

21.  ZUERICH N

                                                       APPENDIX C

            LIST OF FT-SE(R) 100 SHARE UNDERLYING STOCKS

           The following is a list of the companies whose stocks comprised the FT-SE(R) 100 Share Index as of June 1, 1998.

 1.  3I GROUP PLC

 2.  ABBEY NATIONAL PLC

 3.  ALLIANCE & LEICESTER

 4.  ALLIED DOMECQ PLC

 5.  AMVCSCAP PLC

 6.  ASDA GROUP PLC

 7.  ASSOCIATED BRITISH FOODS PLC

 8.  B.A.T. INDUSTRIES PLC

 9.  BAA PLC

10.  BANK OF SCOTLAND PLC

11.  BARCLAYS PLC

12.  BASS PLC

13.  BG PLC

14.  BILLITON PLC

15.  BLUE CIRCLE INDUSTRIES PLC

16.  BOC GROUP PLC

17.  BOOTS CO PLC

18.  BRITISH AEROSPACE PLC

19.  BRITISH AIRWAYS PLC

20.  BRITISH ENERGY

21.  BRITISH LAND CO PLC

22.  BRITISH PETROLEUM CO PLC

23.  BRITISH SKY BROADCASTING GROUP PLC

24.  BRITISH STEEL PLC

25.  BRITISH TELECOMMUNICATIONS PLC

26.  BTR PLC

27.  CABLE & WIRELESS PLC

28.  CADBURY SCHWEPPES PLC

29.  CARLTON COMMUNICATIONS PLC

30.  CENTRICA PLC

31.  CGU PLC

32.  COMPASS GROUP PLC

33.  DIAGCO PLC

34.  EMI GROUP PLC

35.  ENTERPRISE OIL PLC

36.  GENERAL ELECTRIC CO PLC

37.  GKN PLC

38.  GLAXO WELLCOME PLC

39.  GRANADA GROUP PLC

40.  GREAT UNIVERSAL STORES PLC

41.  GUARDIAN ROYAL EXCHANGE PLC

42.  HALIFAX

43.  HAYS PLC

44.  HSBC HOLDINGS ORD75P

     HSBC HOLDINGS HKD10

45.  IMPERIAL CHEMICAL INDUSTRIES PLC

46.  KINGFISHER PLC

47.  LADBROKE GROUP PLC

48.  LAND SECURITIES PLC

49.  LASMO PLC

50.  LEGAL & GENERAL GROUP PLC

51.  LLOYDS TSB GROUP PLC

52.  LUCAS VARITY

53.  MARKS & SPENCER PLC

54.  MISYS PLC

55.  NATIONAL GRID GROUP PLC

56.  NATIONAL POWER PLC

57.  NATIONAL WESTMINSTER BANK PLC

58.  NEXT PLC

59.  NORWICH UNION PLC

60.  NYCOMED AMERSHAM PLC

61.  ORANGE PLC

62.  PEARSON PLC

63.  PENINSULAR & ORIENTAL STEAM NAV CO

64.  POWERGEN PLC

65.  PRUDENTIAL CORPORATION PLC

66.  RAILTRACK GROUP

67.  RANK GROUP PLC

68.  RECKITT & COLMAN PLC

69.  REED INTERNATIONAL PLC

70.  RENTOKIL INITIAL PLC

71.  REUTERS GROUP PLC

72.  RIO TINTO

73.  RMC GROUP PLC

74.  ROLLS-ROYCE PLC

75.  ROYAL & SUN ALLIANCE INS GROUP PLC

76.  ROYAL BANK OF SCOTLAND GROUP PLC

77.  SAFEWAY PLC

78.  SAINSBURY (J) PLC

79.  SCHRODERS N/V

     SCHRODERS ORD

80.  SCOTTISH & NEWCASTLE PLC

81.  SCOTTISH POWER PLC

82.  SEVERN TRENT PLC

83.  SHELL TRANSPORT AND TRADING CO PLC

84.  SIEBE PLC

85.  SMITHKLINE BEECHAM PLC

86.  SMITHS INDUSTRIES PLC

87.  STANDARD CHARTERED PLC

88.  SUN LIFE & PROVINCIAL HOLDINGS

89.  TESCO PLC

90.  THAMES WATER PLC

91.  TOMKINS PLC

92.  UNILEVER PLC

93.  UNITED NEWS & MEDIA PLC

94.  UNITED UTILITIES PLC

95.  VODAFONE GROUP PLC

96.  WHITBREAD PLC

97.  WILLIAMS PLC

98.  WOLSELEY PLC

99.  WOOLWICH

100. ZENECA GROUP PLC


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